UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BROADWAY FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4547287 (IRS Employer Identification No.)

5055 Wilshire Boulevard, Suite 500 Los Angeles, California (Address of Principal Executive Offices)	90036 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

 If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of Class)

Item 1.         Description of Registrant’s Securities to be Registered.

On September 10, 2019, the Board of Directors of Broadway Financial Corporation (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), for each share of common stock, par value $0.01 per share, and non-voting common stock, par value $0.01 per share, of the Company (collectively, the “Common Shares”) outstanding on September 23, 2019 to the stockholders of record as of the close of business on that date.  In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of September 10, 2019, between the Company and Computershare Trust Company, N.A., as rights agent.

Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $3.60 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference.  The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on September 11, 2019 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.         Exhibits.

Exhibit No.	Description of Exhibit
3.1

Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock, $0.01 par value, of Broadway Financial Corporation, as filed with the Secretary of State of the State of Delaware on September 11, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 11, 2019).

4.1

Rights Agreement, dated as of September 10, 2019, between Broadway Financial Corporation and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 11, 2019).

99.1	Press Release, dated September 11, 2019 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 11, 2019).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BROADWAY FINANCIAL CORPORATION

	By:	/s/ Brenda J. Battey
	Name:	Brenda J. Battey
	Title:	Chief Financial Officer

Date: September 11, 2019

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